SERVICES AGREEMENT

BETWEEN

Soellingen Advisory Group, Inc.

 AND

  Tiluro Inc.

This SERVICES AGREEMENT summarizes the terms and conditions of an exclusive contract hereby made and entered into by and between the Soellingen Advisory Group, Inc., a Corporation incorporated under the laws of the State of Florida (hereinafter referred to as “Soellingen”), and Tiluro Inc, a Florida registered corporation (hereinafter referred to as “CLIENT” or “the Company”).

RECITALS:

A.  To date, the CLIENT has discussed and expressed an interest in engaging Soellingen to provide certain advisory, consultative, procurement and administrative services to the Company; and

B.  Soellingen and the Company wish to formalize these arrangements by entering into a services agreement governing the provision by Soellingen of services to the Company upon terms hereinafter set forth.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, and intending to be legally bound, the parties agree as follows:

DEFINITIONS:

In this Agreement, unless the context requires otherwise:

(a)   “Affiliate” shall mean for any person, another person or entity directly or indirectly controlling, controlled by or under common control with such person. For purposes hereof, “control”, “controlling” and “controlled” shall mean the power, direct or indirect, of a person or entity to direct the business and affairs of another generally whether by share ownership, agreement or otherwise.

(b)   “Agreement”, “herein”, hereof, “hereby, “hereunder” and similar expressions refer to this agreement in its entirety as amended from time to time, and not to any particular paragraph or subparagraph hereof and include any and every instrument supplemental or ancillary of the parties.

(c)   “Board of Directors” means the Board of Directors of the Company.

(d)   “Confidential  Information”  means  all  information  of  a  confidential  nature  relating  to  a  party  to  this

        Agreement of their respective assets, business or affairs or their respective financial conditions or results of operations including, without limitation, proprietary information and intellectual property.

(e)   “Manager” means Soellingen and its subsidiaries (other than the Company and its subsidiaries).

(f)   “Services” means any and all services of whatever nature that are provided by the Manager to or for the benefit of the Company, pursuant to this Agreement, including, without limitation, advisory, consultative, procurement or administrative services relating to :

(i)

Strategic advice, planning and financial services (including advice and assistance with respect to acquisitions, divestitures, financings, investments or joint ventures arrangements);

(ii)

consulting services regarding corporate and financial restructuring and new markets development; (iii)  the provision of services and on occasion management resources, talent and personnel (consultants, advisors, officers, and / or director) to the Company;

(iv)

such other services as may be necessary or desirable to conduct and operate the businesses of the

Company in an efficient and effective manner.

1. SERVICES

Subject to the authority vested in the directors of the Company and any limitation imposed by law, upon the terms and subject to the conditions of this Agreement, Soellingen shall provide to the Company, such services as may from time to time be agreed by the parties. The parties shall review at least quarterly the services provided or to be provided pursuant to this Agreement to determine the most effective means for the parties to obtain these services, whether by continuing to use the resources of Soellingen, or by obtaining services equivalent to the services from one or more third parties.

2. DELEGATION OF RESPONSIBILITIES

In connections with the services to be provided by Soellingen under SECTION 1 of this Agreement, Soellingen may engage or employ as agents, representatives, employees, or independent contractors and may delegate any of its powers and duties to any agents, representatives, officers, employees, independent contractors, or other persons as may be appropriate in the circumstances.

3. CONFIDENTIALITY

Except as Soellingen may otherwise agree, all written or verbal advice or opinions provided by Soellingen to the Company or its directors, officers, employees, consultants and advisors pursuant to this Agreement are for the exclusive benefit of the Company and shall not be disclosed by the Company or by any of such other persons to any third party or circulated or referred to publicly without the prior written permission of Soellingen.

4. FEES

(a)  Monthly Services Fee: During the term of this Agreement, the Company shall pay to  Soellingen a non- refundable monthly services fee of USD$750 per month, (the “Services Fee”), plus taxes. The fee shall be payable, in advance, on the last day of each month or on such other schedule as may be agreed from time to time, and in such manner as the parties agree.

(b)  Staff Consultant's Fees: During the term of this agreement, the Company shall additionally pay to Soellingen CAD$75.00 per hour for all approved work performed by staff consultants of Soellingen.

(c)

Travel Per Diems: For Company pre-approved (required) travel; the Company will pay a per diem of $200.00 for trips of 3 days or less and $300.00 where trips are longer than 3 days.

(d)  Success / Transaction Fees: Soellingen will be entitled to a success fee equal to 5% of the total value of any contract (non-financing) awarded to CLIENT either during the engagement period or up to twelve (12) months following, where contract is obtained as a result of the collaborative efforts of Soellingen and CLIENT. CLIENT will remit such payments for these contracts within five (5) working days of being paid by the client.

 (e) Finder's Fees: For financing transaction(s) initiated, negotiated, and / or executed during the Term, by the company's broker / dealers or investment bankers, as a result of an introduction by Soellingen or the collaborative efforts of Soellingen and CLIENT, Soellingen will receive a fee of 5.0% of the Total Value of the financing transaction(s) (the “Finder's Fee Fee”), if no fees are payable to other intermediaries or agents. If fees are payable to other intermediaries or agents, who have been retained by the Company on a basis acceptable to Soellingen, as evidenced by the prior written consent of Soellingen, then such fees shall be deducted from the total financing transaction value upon which the Financing Fee is calculated. The Finder's Fee will be payable by the Company to Soellingen in respect to all financing transaction(s) performed by Soellingen for the Company and any of its subsidiaries.

For the purposes of Paragraphs 4(d) and (e) above, “Total Value” shall comprise the sum of the following items:

(i)

The dollar value equal to the gross proceeds of new funds invested in the Company via an injection of equity, quasi-equity, debt (including the gross amount of operating facilities provided by the Company’s bank), forfeiture or penalty; and,

(ii)     The dollar value equal to the consideration received by shareholders of the Company for any shareholdings sold, debt assumed, or repaid, as a result of a merger or acquisition or like type of transaction; and,

(iii)       The  Net  Present  Value,  calculated  using  a  10%  discount  rate,  of  any  management  contracts received by the three most senior officers of the Company.

The fees described in Paragraphs 4(d), and (e) above, (together the “Fees”) are payable as follows:

·

One hundred percent, (100%) in cash where the investor invests in the Company by buying shares from treasury, makes a loan to the Company, forfeits deposits or pays penalties, or any other combination of debt, equity, forfeitures and penalties; and

·

One hundred percent, (100%) in cash where the investor acquires outstanding shares for cash from existing shareholders, (including the Company as a shareholder, as in the case of the sale of a subsidiary), or assumes or repays debt, whether via a merger or acquisition type transaction; and

·

One hundred percent, (100%) in shares or up to fifty percent, (50%) in cash and up to fifty percent, (50%) in shares, at Soellingen’s sole option, where the investor acquires all or part of the Company for shares, if said shares are publicly traded.

The Company agrees that the Fees will be due and payable at closing of all or any transaction(s) from the gross proceeds of the transaction and further agrees to direct legal counsel by way of written direction to pay all Fees payable to Soellingen coincident with any closing. Any government taxes, such as goods and services taxes, constitute an additional charge and are not included in the Fees.

The Company expressly acknowledges that Soellingen is not and does not operate as a licensed broker-dealer or investment banker, and does not provide any advice or services, which require such licenses.

(f)  Expenses: The Company agrees to reimburse Soellingen monthly, for all reasonable expenses, which will be billed at cost (including without limitation, travel, entertainment, parking, photocopying, fax and long distance expenses plus applicable taxes), provided that, the prior consent of the Company shall be required for any single expense exceeding $50.00, such consent not to be unreasonably withheld.

The Company agrees to assume responsibility for and pay directly and promptly all expenses related to consultations made by Soellingen on the Company’s behalf with the Company’s existing auditors, accountants, and legal counsel, as identified by the Company’s management.

(g)   Taxes: Appropriate taxes will be added to all Fees and expenses.

(h)  Share Compensation: The CLIENT agrees to issue Soellingen 650,000 shares, at a price of $0.075 per share, these shares to be registered in the CLIENT's first S-1 Registration Statement and all subsequent amendments thereto.

5. TERM OF AGREEMENT AND MODIFICATION / TERMINATION

The initial term of this Agreement shall be twelve (12) months from the date set out below. This Agreement will automatically renew for successive three (3) month terms unless or until terminated by either the Company or Soellingen according to the termination provisions herein.

Either the Company or Soellingen may terminate this Agreement upon thirty (30) days written notice to the other party (the date of termination notice plus 30-days being the "Termination Date"). If the Company terminates this Agreement without Cause, the Company shall pay all the Fees, Retainer fees and Expenses payable to Soellingen up until the Termination Date, as contemplated by Section 4(a) and (j) of this Agreement.

For the purposes of this Agreement, “Cause” shall include, in addition to the Florida common law meaning of “Cause”,

the following:

(a)       any repeated material breach of the provisions of this Agreement by Soellingen or of any written policies of the Company, after being advised in writing by the Board of Directors of the Company of the breach and provided with a reasonable time to remedy the breach;

(b)        willful misconduct, disobedience or willful neglect of duty by Soellingen in performing duties as set out in this Agreement;

(c)

consistently poor performance by Soellingen, after being advised in writing by the Board of

Directors of the Company as to the standard required;

(d)

Soellingen’s conviction of an offence under the Criminal Code (Florida) or any other statute or regulation which contains an element of moral turpitude; and

(e)       willful conduct by  Soellingen  that is  materially detrimental to  the business or the financial position of the Company.

In the event that this Agreement is terminated without cause and a financing, merger or acquisition transaction is completed with any investor / purchaser introduced by Soellingen within twelve (12) months from the Termination Date, the Company shall pay Soellingen all the Fees contemplated in Section 4, herein regardless of whether this Agreement has been previously terminated.

6. INDEMNIFICATION OF THE MANAGER BY THE COMPANY

The Company shall indemnify the Manager, its shareholders, officers, directors and employees, and all former shareholders, directors, officers and employees (the “Manager Indemnified Parties”) and hold the Manager Indemnified Parties harmless against all costs, charges, and expenses, including amounts paid to settle an action or satisfy a judgment, reasonably incurred by any of the Manager Indemnified Parties in respect of any civil, criminal or administrative action or proceeding to which any of the Manager Indemnified Parties is a party by reason of the Manager being or having been engaged by the Company under this Agreement, so long as:

(a)   the Manager Indemnified Party in question acted honestly, in good faith and with a view to the best interests of the Company; and

(b)   in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the

Manager Indemnified Party in question had reasonable grounds for believing that his conduct was lawful.

7. GENERAL PROVISIONS

The Parties should consult with each other before any information derived from cooperation activities under this

Agreement is disclosed for commercial or industrial purposes.

This Agreement is confidential and will be governed by a non-disclosure agreement, to be signed and executed by the parties, prior to the exchange of any proprietary or strategic information.

Any issues arising from the interpretation or implementation of this Agreement will be settled through consultations between the Parties or such other means as they may mutually decide.

In the event of any dispute relating to this Agreement or any of its terms, the parties agree to submit to mediation to remedy all disputes and the parties agree that there shall be no recourse to any court whatsoever except in the instance of accusations of fraud.  The parties shall mutually agree upon the mediator to be employed.

Inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

8. CONSULTATION AND EXCHANGE OF INFORMATION

The Parties confirm their commitment to consult and exchange information on matters of mutual interest in a timely and helpful manner, in accordance with this Agreement.

The Parties confirm their commitment to provide each other with as full and open as possible access to information including statistics and research and where appropriate, representations from third parties. In accordance with the framework set out in this agreement, wherever reasonable, each party undertakes to provide within five (5) days working days any information that may be requested by the other to enable it to carry out its responsibilities effectively.

9. ENTIRE AGREEMENT

This Agreement represents the entire agreement between the parties and superseded all prior agreements and understandings, oral and written, between such parties with respect to the subject matter hereof. This agreement may only be amended or waived by written agreement signed by both parties. This document will form a binding agreement between the Parties enforceable in accordance with its terms and shall be governed by the laws of the State of Florida.

10. SEVERABILITY

If any provision of this Agreement is deemed invalid or unenforceable, it shall be severed and the validity, legality and enforceability of the remaining provisions shall not be affected or impaired.

IN WITNESS WHEREOF, by signatures affixed below, the undersigned being duly authorized by the Parties, specify their agreement:

FOR CLIENT:                                                                               FOR SOELLINGEN:

/s/ Roger Wright

/s/ David Haig

Title: CEO

Title: CEO

Date: May 15, 2014

Date: May 16, 2014